Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-272956) and the Registration Statement on Form S-1 (No. 333-276663) of our report dated March 28, 2024, with respect to the consolidated financial statements of Expion360 Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ M&K CPAS, PLLC

www.mkacpas.com

The Woodlands, Texas

March 28, 2024